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                                                                  EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS





The Board of Directors
Advanced Power Technology, Inc.:

We consent to the use of our report included herein dated February 25, 2000, relating to the consolidated balance sheets of Advanced Power Technology, Inc. as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the years in the three-year period ended December 31, 1999 and to the reference to our firm under the heading "Experts" and "Selected Consolidated Financial Data" in the Prospectus.



                                                            /s/ KPMG LLP


Portland, Oregon
July 27, 2000